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                                                                EXHIBIT (a)(11)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offer is made in the United States solely by the Offer to Purchase dated March 10, 1998, the Letter of Transmittal, the Form of Acceptance and related materials and is not being made to, nor will acceptances be accepted from or on behalf of holders of Energy Group Shares or Energy Group ADSs evidenced by Energy Group ADRs in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those US jurisdictions whose securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of TU Acquisitions by Lehman Brothers Inc. and Merrill Lynch & Co. or one or more registered brokers or dealers which are licensed under the laws of those jurisdictions. The Offer to Purchase, the Letter of Transmittal, the Form of Acceptance and related materials should not be forwarded or transmitted in or into Australia, Canada or Japan.

                            Notice of Cash Offer by

                     LEHMAN BROTHERS INTERNATIONAL (EUROPE)
                        and MERRILL LYNCH INTERNATIONAL

                                  on behalf of

                              TU Acquisitions PLC

                          a wholly owned subsidiary of

                            Texas Utilities Company

                                   to acquire
               all Ordinary Shares and American Depositary Shares
                   evidenced by American Depositary Receipts
                                       of

                              The Energy Group PLC

         Lehman Brothers International (Europe) and Merrill Lynch International, acting in the United States through Lehman Brothers Inc. and Merrill Lynch & Co., on behalf of TU Acquisitions PLC ("TU Acquisitions"), are offering to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 10, 1998 (the "Offer to Purchase"), the related Letter of Transmittal and the related Form of Acceptance (collectively, the "Offer"), (i) all outstanding ordinary shares of 10p each ("Energy Group Shares") of The Energy Group PLC ("The Energy Group") for L.8.40 per Energy Group Share in cash and (ii) all outstanding American Depositary Shares of The Energy Group, each representing four Energy Group Shares ("Energy Group ADSs") and evidenced by





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American Depositary Receipts ("Energy Group ADRs"), for L.33.60 per Energy
Group ADS in cash. Energy Group Shares and Energy Group ADSs evidenced by Energy Group ADRs are referred to collectively as "Energy Group Securities."

  THE INITIAL OFFER PERIOD WILL EXPIRE AT 10:00 P.M. (LONDON TIME), 5:00 P.M. (NEW YORK CITY TIME), ON APRIL 7, 1998, UNLESS EXTENDED (THE "INITIAL OFFER PERIOD"). AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS (THE "SUBSEQUENT OFFER PERIOD"). HOLDERS OF ENERGY GROUP SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.

         Subject to the limitations set out in the Offer to Purchase, holders of Energy Group Securities who validly accept the Offer may elect to receive, instead of cash consideration for all (but not part) of their Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), that number of shares of Texas Utilities Common Stock ("New Texas Utilities Shares") with a value equal to L.8.65 for each Energy Group Share or L.34.60 for each Energy Group ADS, based on the average of the closing prices of shares of Texas Utilities Common Stock on the NYSE for 20 consecutive dealing days ending on the day ("Calculation Day") falling three dealing days prior to the date on which, in the absence of unforeseen circumstances, TU Acquisitions intends to declare the Offer unconditional in all respects. As soon as practicable after the Share Alternative Ratio, as defined in the Offer to Purchase, has been calculated, and in any event no later than 3:00 p.m. (London time), 10:00 a.m. (New York City time) on the dealing day immediately following the Calculation Day, TU Acquisitions will announce the Share Alternative Ratio, and state that, in the absence of unforeseen circumstances, it intends to declare the Offer unconditional in all respects on the date falling two dealing days following such announcement. For the purpose of determining the number of New Texas Utilities Shares receivable by a holder of Energy Group ADSs, each Energy Group ADS shall be deemed to represent four Energy Group Shares. The number of New Texas Utilities Shares receivable by a holder of Energy Group Securities who validly elects for the Share Alternative will be based on the number of Energy Group Shares in respect of which the relevant holder has or is deemed to have accepted the Offer, scaled down as necessary on the pro rata basis referred to in the Offer to Purchase under the heading "Limited availability of the Share Alternative." Such scaled down number of Energy Group Shares will be multiplied by the Share Alternative Ratio and the resultant figure rounded down to the nearest whole number to determine the number of New Texas Utilities Shares that will be issued to the relevant holder of Energy Group Securities. The Share Alternative Ratio for determining the number of New Texas Utilities Shares per Energy Group Share will be L.8.65 divided by the New Texas Utilities Share Price, rounded





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down to the nearest three decimal places and subject to a maximum Share
Alternative Ratio of 0.390 (1.560 per Energy Group ADS). The New Texas Utilities Share Price will be calculated as the average of the closing prices of shares of Texas Utilities Common Stock on the NYSE Composite Tape on the 20 consecutive dealing days ending on the Calculation Day, converted into pounds sterling from US dollars at the Noon Buying Rate (as defined in the Offer to Purchase) on the Calculation Day and expressed by a number of pence.

         No fractions of New Texas Utilities Shares will be issued. In lieu of any such fraction, a holder of Energy Group Securities electing for the Share Alternative will receive cash consideration equivalent to such fraction multiplied by the New Texas Utilities Share Price. To the extent that a valid election for the Share Alternative by a holder of Energy Group Securities is scaled down, such holder will be entitled to receive, in addition to the New Texas Utilities Shares to which he will be entitled, the cash consideration in respect of his Energy Group Securities for which he did not receive New Texas Utilities Shares as a result of the scaling down as if he had not elected for the Share Alternative in respect of such Energy Group Securities. Any cash amounts payable to a holder of Energy Group Securities in lieu of fractional entitlements and pursuant to any scaling down will be aggregated and if the aggregate amount is less than L.3.00 will not be paid to holders of Energy Group Securities but will be retained for the benefit of TU Acquisitions.

         The Offer is conditioned on, among other things, valid acceptances being received (and not, where permitted, withdrawn) by the expiration of the Initial Offer Period in respect of not less than 90 per cent. in nominal value of Energy Group Securities to which the Offer relates, or such lesser percentage as TU Acquisitions may decide, provided that such condition (the "Acceptance Condition") shall not be satisfied unless TU Acquisitions and its wholly owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, Energy Group Securities carrying in the aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of The Energy Group. TU Acquisitions expects that it will reduce the percentage of Energy Group Securities required to satisfy the Acceptance Condition at some time prior to all of the conditions being satisfied, fulfilled or, where permitted, waived. At least five Business Days prior to any such reduction, TU Acquisitions will announce that it has reserved the right to so reduce the Acceptance Condition. TU Acquisitions will not make such an announcement unless TU Acquisitions believes there is a significant possibility that sufficient Energy Group Securities will be tendered to permit the Acceptance Condition to be satisfied at such reduced level. Holders of Energy Group Securities who are not willing to accept the Offer if the Acceptance Condition is reduced to the minimum permitted level should either not accept the Offer until the Subsequent Offer Period or be prepared to withdraw their acceptances promptly following an announcement by TU Acquisitions of its reservation of the right to reduce the Acceptance Condition. Other conditions of the Offer are set out in Part A of Appendix I of the Offer to Purchase.





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         TU Acquisitions reserves the right (but will not be obligated) at any time to extend the Initial Offer Period, provided that TU Acquisitions may not extend the Initial Offer Period beyond May 9, 1998 without the consent of the Panel on Takeovers and Mergers of the UK (the "Panel"). TU Acquisitions reserves the right, if appropriate, to secure the Panel's approval to extend the final date for expiration of the Initial Offer Period to May 30, 1998, or such later date as the Panel may agree. A public announcement of any such extension will be made no later than 8:30 a.m. (London time) in the UK and by 8:30 a.m. (New York City time) in the US on the next business day after the previously scheduled expiration of the Initial Offer Period. TU Acquisitions may terminate any extension of the Initial Offer Period (other than an extension required by the City Code on Takeovers and Mergers of the UK (the "City Code") or US federal securities laws) prior to its scheduled expiration if the Acceptance Condition and all other conditions to the Offer have been satisfied, fulfilled or, where permitted, waived. In that case, the Initial Offer Period and, consequently, withdrawal rights, except in certain limited circumstances, will terminate immediately.

         If all of the conditions are satisfied, fulfilled or, where permitted, waived at the expiration of the Initial Offer Period, the consideration for Energy Group Securities purchased pursuant to the Offer will be paid within 14 calendar days after the later of the expiration of the Initial Offer Period or the receipt of a complete and valid acceptance of the Offer. In all cases, payment for Energy Group Securities purchased pursuant to the Offer will be made only after timely receipt by either the US Depositary or the United Kingdom Receiving Agent, as the case may be, of (i) certificates representing the Energy Group Shares, Energy Group ADRs representing the Energy Group ADSs, or (only in the case of Energy Group ADSs) timely confirmation of a book-entry transfer of such Energy Group ADSs evidenced by Energy Group ADRs into the US Depositary's account at The Depositary Trust Company (a "Book-Entry Transfer Facility") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (in the case of acceptances relating to Energy Group
ADSs) or Form of Acceptance (in the case of acceptances relating to Energy Group Shares), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal or Form of Acceptance. Although the Offer price is denominated in pounds sterling, accepting holders of Energy Group Shares will be entitled to have their cash consideration converted into US dollars at the exchange rate obtainable by the relevant payment agent (either the US Depositary or the United Kingdom Receiving Agent) on the spot market in London at approximately noon (London time) on the date the cash consideration is made available by TU Acquisitions to the relevant payment agent for delivery to holders of Energy Group Shares. Unless they elect to receive pounds sterling, Energy Group ADS holders will receive consideration converted into dollars as described above, as if such holders of Energy Group ADSs had elected to receive dollars.

         If, as a result of the Offer and subject to certain conditions, TU Acquisitions receives acceptances of the Offer in respect of Energy Group Securities representing at least 90 per





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cent. in value of the Energy Group Securities to which the Offer relates, then provided such requirement is achieved within four months of March 10, 1998, TU Acquisitions will be entitled and intends to effect the compulsory acquisition procedures provided for in Sections 428 to 430F of the Companies Act 1985 (as amended) of England and Wales to compel the purchase of any outstanding Energy Group Securities on the same terms as provided in the Offer, in accordance with the relevant procedures and time limits described in such Act.

         If a holder of Energy Group ADSs wishes to accept the Offer in respect of Energy Group ADSs and the Energy Group ADRs evidencing such Energy Group ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary prior to the expiration of the Subsequent Offer Period, such holder's acceptance of the Offer in respect of Energy Group ADSs may nevertheless be effected by following the guaranteed delivery procedures set forth in the Offer to Purchase.

         Except as described below and in the Offer to Purchase, acceptances of the Offer for Energy Group Securities are irrevocable. Acceptances of the Offer may be withdrawn pursuant to the procedures set out below at any time during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period. To be effective, a written notice of withdrawal must be timely received by the party (either the United Kingdom Receiving Agent or the US Depositary) to whom the acceptance was originally sent at one of the addresses set forth in the Offer to Purchase and must specify the name of the person whose acceptance is to be withdrawn, the number of Energy Group Securities to be withdrawn and (if an Energy Group Share certificate or Energy Group ADR has been delivered) the name of the registered holder of the Energy Group Securities, if different from the name of the person whose acceptance is to be withdrawn. In respect of Energy Group ADSs, if Energy Group ADSs have been delivered or otherwise identified to the US Depositary then, prior to the physical release of such Energy Group ADRs, the serial numbers shown on such Energy Group ADRs must be submitted and, unless the Energy Group ADSs evidenced by such Energy Group ADRs have been delivered by an Eligible Institution (as defined in Instruction 1 of the Letter of Transmittal) or the Offer accepted by means of a Letter of Transmittal, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Energy Group ADSs evidenced by Energy Group ADRs have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Energy Group ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to validity (including time of receipt) of any notice of withdrawal will be determined by TU Acquisitions, whose determination (except as required by the Panel) shall be final and binding.





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         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the US Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and incorporated herein by reference.

         The Offer to Purchase, the Letter of Transmittal and the Form of Acceptance are being mailed to holders of record of Energy Group Securities and are being furnished to brokers, dealers, commercial banks, trust companies and similar persons, whose names or the names of whose nominees appear as holders of record for subsequent transmittal to beneficial owners of Energy Group Securities.

         THE OFFER TO PURCHASE AND RELATED MATERIALS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISIONS ARE MADE WITH RESPECT TO THE OFFER.

         Requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal, the Form of Acceptance and all other Offer materials may be directed to the Dealer Managers or the Information Agent as set forth below, and copies will be furnished promptly at TU Acquisitions' expense.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.


United States                                 Europe
77 Water Street                               Royex House, Aldermanbury Square
New York, New York 10005                      London, England EC2V7HR
(800)848-3416                                 (44)171-600-5005 (Call Collect)


                   The Dealer Managers for the Offer are:

Lehman Brothers Inc.                          Merrill Lynch & Co.
3 World Financial Center                      World Financial Center North Tower
New York, New York                            New York, New York 10281-1307
(212)526-8335                                 (212)449-8971
(Call Collect)                                (Call Collect)

                               March 10, 1998





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